Exhibit 10.1

PERSONAL AND CONFIDENTIAL

August 3, 2016

Dear Andrew Last, Ph.D.,

It is my pleasure to extend an offer of employment to you on behalf of Intrexon Corporation (“Intrexon” or the “Company”) for the position of Chief Operating Officer. In this position, you will report directly to Geno Germano, President; and your work site will be our South San Francisco location. In addition, you will have access to work from the downtown San Francisco office run by Third Security.

As we have discussed, and contingent upon the satisfaction of the items described below, we expect your start date to be August 29, 2016.

In this position, your salary of $22,916.67 will be paid on a semi-monthly basis which calculates to $550,000.08 on an annualized basis. Please note that this position is considered an exempt position as defined by the Fair Labor Standards Act, which means that you will not be eligible for overtime pay.

In addition, as an executive officer, you will be eligible to participate in the Executive Incentive Compensation Plan pursuant to which you will be eligible for an annual potential performance bonus. Please understand that the amount and eligibility of bonus is subject to: your being employed at the time the bonus is paid; your continued strong performance determined by management; and only paid at the sole discretion of the Compensation Committee of Intrexon’s Board of Directors.

You will be eligible for a stock option grant of 600,000 shares of Intrexon common stock, which will vest in increments of 25% per year, over a four-year period from the date of hire. Your option grant will have a strike price based on the closing price per share of common stock on your date of hire. Additional terms of your stock option grant are included in the Intrexon Corporation 2013 Omnibus Incentive Plan Document and your individual stock option agreement, copies of which will be sent to you on the later of your first day of employment or approval of your grant by the Board.

In this position, you will be eligible to participate in the Company’s employee benefits programs. These programs include medical, dental, vision, and other benefits; a Summary of Benefits is attached for your reference. You will also be entitled to accrue Paid Time Off (PTO) at a rate of 8.34 hours per pay period, which equals 200 hours per 12-month period. Each of these benefits will be governed in accordance with Intrexon policies and/or the applicable Plan documents.

It should be noted that Intrexon retains and reserves the right to alter, amend, and/or discontinue any of its benefit plans; to modify any of its policies, practices, or programs at its sole discretion and with or without advance notice.

By signing this letter below, you acknowledge and agree that your employment with Intrexon is considered “at will”, meaning it is for an unspecified period of time and that the employment relationship may be ended by you or by the Company at any time, with or without cause.

Andrew Last, Ph.D.

August 3, 2016

This offer and your continued employment with Intrexon are contingent, among other things, upon the completion of a background screening being completed to the satisfaction of Intrexon, as determined at the Company’s sole discretion. This offer of employment and your hiring are also contingent upon your submitting original and appropriate documents to verify your identity and your employment eligibility as required by Federal law. Further, this offer and your continued employment are contingent upon the execution by you and Intrexon of the enclosed Confidentiality and Proprietary Rights Agreement.

This letter and the Confidentiality and Proprietary Rights Agreement set forth the entire understanding between you and the Company concerning your employment with the Company, and may not be modified or amended other than by a written agreement executed by the Company. The agreement reflected in this letter and the enclosed Confidentiality and Proprietary Rights Agreement supersedes all prior discussions, agreements, arrangements, understanding and negotiations, written or oral, between you and the Company regarding the subject matter thereof.

If you wish to accept this offer, please do so by signing this letter below and the enclosed Confidentiality and Proprietary Rights Agreement where indicated. Please either fax or scan and email all of the documents to HR Operations, as indicated below, no later than close of business on August 8, 2016. A facsimile copy or portable document format (PDF) copy of any party’s signature to this employment offer shall be as effective as an original signature.

FAX:	Attention HR Operations at (540) 301-2226
EMAIL:	Attention Sarah Castle at Scastle@intrexon.com

If you should have any questions concerning these instructions, please feel free to contact Sarah Castle, Associate Director, Human Resources at (540) 443-7227.

Sincerely,

/s/ Rick Sterling

Rick Sterling
Chief Financial Officer

Accepted and agreed:

/s/ Andrew Last, Ph.D.	8/5/2016
Andrew Last, Ph.D.	Date

1750 Kraft Drive, Suite 1400, Blacksburg, VA 24060    Office 540.443.7227    FAX 540.301.2226    www.DNA.com